Exhibit 99.1

NEWS RELEASE

CONTACT: Barry H. Bass Chief Financial Officer (301) 986-9200 bbass@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com
FIRST POTOMAC REALTY TRUST ACQUIRES
FULLY LEASED OFFICE BUILDING IN WASHINGTON, D.C.
— Off-Market Transaction Marks Company’s Entry into the
Downtown D.C. Office Market —
BETHESDA, Md. — (June 30, 2010) — First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, announced that it has acquired 500 First Street, NW in Washington, D.C. for $68 million. The nine-story, Class A office building is located adjacent to the Georgetown Law School campus, near both Union Station and the U.S. Capitol.
Douglas J. Donatelli, Chairman and CEO of First Potomac Realty Trust, stated “The acquisition of 500 First Street marks our first purchase in the downtown Washington, D.C. office market. This high-quality, off-market transaction is a testament to our strong platform in the Washington, D.C. region, the relationships we have established and our solid reputation in the market. In addition to being an outstanding real estate transaction, this acquisition fits well with our strategy of investing in a mix of both value-add and stable, cash flowing assets in the best submarkets. We are extremely well positioned to continue sourcing additional opportunities with a view toward creating long-term value for our shareholders.”
The 129,035 square-foot property, originally constructed in 1969, is undergoing a full-building renovation, which is substantially complete. The purchase price incorporates the cost to complete this renovation project. The property is 100% leased to the U.S. Government’s General Services Administration (GSA) through July 2016 and will generate an unleveraged return on the purchase price of approximately 7.5% upon completion of the renovation. The property is located on approximately one-half acre and can support an additional 30,000 square feet of office space. The property also contains an underground parking garage with capacity for over 120 vehicles.

First Potomac financed the acquisition with a ten-year, $39 million first mortgage loan with an interest rate of 5.7% as well as borrowings under the Company’s unsecured revolving credit facility.
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. The Company’s portfolio totals over 12 million square feet. The Company’s largest tenant is the U.S. Government, which along with government contractors, accounts for over 20% of the Company’s revenue.